Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Bryn Mawr Bank Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-144280, 333-143445, 333-119958, 333-76244, 333-57415, and 033-61881) on Forms S-8, registration statement (No. 333-163874) on Form S-4, and registration statement (No. 333-159588) on Form S-3 of Bryn Mawr Bank Corporation (the Corporation) of our reports dated March 15, 2010, with respect to the consolidated balance sheets of the Corporation as of December 31, 2009 and 2008, and the related consolidated statements of income, cash flows, changes in shareholders’ equity, and comprehensive income for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of the Corporation.

KPMG LLP

Philadelphia, Pennsylvania

March 15, 2010